Registration Statement No. 333-217200

Filed Pursuant to Rule 424(b)(2)

Pricing Supplement dated July 26, 2018 to the Prospectus dated April 27, 2017, the Prospectus Supplement dated April 27, 2017 and the Product Supplement dated May 1, 2017

US$65,000

Senior Medium-Term Notes, Series D

Fixed Coupon Autocallable Notes due July 31, 2019

Linked to a Basket of Eight Technology Companies

•	The notes will pay monthly interest at the rate of 7.68% per annum (0.64% of the principal amount per month).
•	The notes are linked to an equally weighted basket (the “Basket”) consisting of the equity securities (each a “Basket Component”) of eight publicly traded companies: Alphabet Inc., Amazon.com, Inc., Apple Inc., Facebook, Inc., Netflix Inc., NVIDIA Corporation, Tesla Inc. and Twitter, Inc.
•	If the value of the Basket on any monthly Observation Date (beginning in January 2019) is greater than 105% of its Initial Level, the notes will be automatically called, and you will receive the principal amount plus the applicable interest payment.
•	If the notes have not been automatically called prior to the final Observation Date, and the value of the Basket on the final Observation Date is at least 90% of the Initial Level, you will receive the principal amount at maturity, plus the final interest payment. However, if the value of the Basket is less than 90% of the Initial Level on the final Observation Date, you will lose 1% of the principal amount for each 1% that the value of the Basket has decreased by more than 10%.
•	Investors in the notes may lose up to 90% of their principal amount at maturity.
•	All payments on the notes are subject to the credit risk of Bank of Montreal.
•	The notes will not be listed on any securities exchange.
•	The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.
•	The offering priced on July 26, 2018, and the notes will settle through the facilities of The Depository Trust Company on July 31, 2018.
•	The notes are scheduled to mature on July 31, 2019.
•	The CUSIP number of the notes is 06367T7G9.
•	Our subsidiary, BMO Capital Markets Corp. (“BMOCM”), is the agent for this offering. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

 Investing in the notes involves risks, including those described in the “Selected Risk Considerations” section beginning on page P-6 of this pricing supplement, the “Additional Risk Factors Relating to the Notes” section beginning on page PS-5 of the product supplement, and the “Risk Factors” sections beginning on page S-1 of the prospectus supplement and on page 8 of the prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this pricing supplement, the product supplement, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

On the date of this pricing supplement, the estimated initial value of the notes is $987.20 per $1,000 in principal amount. As discussed in more detail in this pricing supplement, the actual value of the notes at any time will reflect many factors and cannot be predicted with accuracy.

	Price to Public	Agent’s Commission	Proceeds to Bank of Montreal

Per Note	US$1,000	US$6.00	US$994

Total	US$65,000	US$390	US$64,610

BMO CAPITAL MARKETS

Key Terms of the Notes

Underlying Asset:	An equally weighted basket consisting of the equity securities of the publicly traded companies set forth below. The Basket Components, their respective Weighting Percentages and their Initial Basket Component Levels are indicated in the table below.

The Basket:	Basket Components	Bloomberg Tickers	Weighting Percentage	Initial Basket Component Levels
	Alphabet Inc.	GOOGL	1/8	$1,285.50
	Amazon.com, Inc.	AMZN	1/8	$1,808.00
	Apple Inc.	AAPL	1/8	$194.21
	Facebook, Inc.	FB	1/8	$176.26
	Netflix Inc.	NFLX	1/8	$363.09
	NVIDIA Corporation	NVDA	1/8	$254.84
	Tesla Inc.	TSLA	1/8	$306.65
	Twitter, Inc.	TWTR	1/8	$42.94

Interest Payments:

Interest Rate:	7.68% per annum. ($6.40 per $1,000 in principal amount per month.)

Interest Payment Dates:	The final business day of each month, beginning on August 31, 2018, and ending on the maturity date (unless the notes are automatically called).

Record Dates:	As long as the notes are in global form, the regular record date for each interest payment date will be the third preceding business day. However, the interest payment due at maturity or upon an automatic call will be paid to the person to whom the payment at maturity or automatic call is due.

Automatic Call:

Automatic Call:	The notes will be automatically called if, on any monthly Observation Date, beginning in January 2019 (but not the final Observation Date), the Observation Level of the Basket is greater than or equal to 105 (105% of the Initial Level).

Payment Upon an Automatic Call:	If the notes are automatically called, you will receive the principal amount plus the applicable interest payment on the interest payment date following the applicable Observation Date. No further payments will be made on the notes after they are automatically called.

Observation Dates:	Three trading days prior to the final business day of the month, beginning on January 28, 2019. Each Observation Date is subject to postponement, as set forth in the product supplement in the Section “General Terms of the Notes—Market Disruption Events.” See also “—Postponement of Observation Dates” below.

Payment at Maturity:

Payment at Maturity:

If the Percentage Change, measured on the final Observation Date, is greater than or equal to -10%, then the payment at maturity will equal the principal amount of the notes.

If the Percentage Change on the final Observation Date is less than -10%, the payment at maturity will equal:

Principal Amount + [Principal Amount × (Percentage Change + Buffer Percentage)]

In each case, you will also receive the final interest payment due on the notes.

Investors could lose up to 90% of the principal amount of the value of the Basket declines between the pricing date and the final Observation Date.

Additional Key Terms:

Initial Level:	100

Observation Level:	On any Observation Date, Initial Level x (1 + Percentage Change)

Buffer Level:	90, which is 90% of the Initial Level.

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Buffer Percentage:	10%. Accordingly, you will receive the principal amount of the notes at maturity only if the Observation Level of the Basket does not decrease by more than 10%. If the Observation Level on the final Observation Date is less than the Buffer Level, you will receive less than the principal amount of the notes at maturity, and you could lose up to 90% of the principal amount of the notes.

Percentage Change:	As of any Observation Date, the sum of the Weighted Percentage Change for each Basket Component.

Weighted Percentage Change:	As of any Observation Date, and with respect to each Basket Component, the product of (a) its Weighting Percentage and (b) its Component Change.

Component Change:	With respect to each Basket Component: Observation Basket Component Level – Initial Basket Component Level Initial Basket Component Level

Initial Basket Component Level:	With respect to each Basket Component, its closing price on the pricing date, as set forth in the table above. The Initial Basket Component Level of each Basket Component is subject to adjustment as described in the section “General Terms of the Notes—Anti-dilution Adjustments” of the product supplement.

Observation Basket Component Level:	With respect to each Basket Component, its closing price on the applicable Observation Date.

Pricing Date: Settlement Date: Maturity Date: Postponement of Observation Dates:

July 26, 2018

July 31, 2018

July 31, 2019

If a market disruption event occurs or is continuing as to any Basket Component on any Observation Date, the closing price of that Basket Component will be its closing price on the first trading day following the applicable Observation Date on which the calculation agent determines that a market disruption event does not occur or is not continuing. If a market disruption event occurs or is continuing as to that Basket Component on each trading day to and including the tenth trading day following that Observation Date, the closing price of the applicable Basket Component will be determined (or, if not determinable, estimated by the calculation agent in a manner which it considers commercially reasonable under the circumstances) on that tenth trading day, regardless of the occurrence or continuation of a market disruption event on that day. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the closing price of the Basket Component that would have prevailed in the absence of the market disruption event. If an Observation Date is so postponed, the payment of the applicable redemption amount, if payable, will be postponed by the same number of business days. However, we will pay the interest due on the applicable interest payment date, notwithstanding the occurrence of such a market disruption event.

For the avoidance of doubt, an Observation Date will only be postponed as to a Basket Component that is affected by the relevant market disruption event.

See “General Terms of the Notes—Market Disruption Events” in the product supplement.

Calculation Agent:	BMOCM

Selling Agent:	BMOCM

We may use this pricing supplement in the initial sale of the notes. In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless our agent or we inform you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

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Payoff Example

The following table shows the hypothetical payout profile of an investment in the notes at maturity (excluding the interest payments), reflecting the Buffer Level of 90. Please see “Hypothetical Payments on the Notes at Maturity” below for more detailed examples.

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Additional Terms of the Notes

You should read this pricing supplement together with the product supplement dated May 1, 2017, the prospectus supplement dated April 27, 2017 and the prospectus dated April 27, 2017. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Relating to the Notes” in the product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement dated May 1, 2017: https://www.sec.gov/Archives/edgar/data/927971/000121465917002869/c427173424b5.htm

•	Prospectus supplement dated April 27, 2017:

https://www.sec.gov/Archives/edgar/data/927971/000119312517142764/d381374d424b5.htm

•	Prospectus dated April 27, 2017: https://www.sec.gov/Archives/edgar/data/927971/000119312517142728/d254784d424b2.htm

Our Central Index Key, or CIK, on the SEC website is 927971. As used in this pricing supplement, “we,” “us” or “our” refers to Bank of Montreal.

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Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket or the Basket Components. These risks are explained in more detail in the “Additional Risk Factors Relating to the Notes” section of the product supplement.

•	Your investment in the notes may result in a loss. — You may lose some or substantially all of your investment in the notes. The minimum percentage of your principal that you are entitled to receive under the terms of the notes is only 10.00%. The payment at maturity will be based on the Observation Level on the final Observation Date, and whether that Observation Level has declined from the Initial Level to a level that is less than the Buffer Level. If the Observation Level on the final Observation Date is less than the Buffer Level, you will lose 1% of the principal amount of the notes for each 1% that the Observation Level on that day is less than the Buffer Level. Accordingly, you could lose up to 90% of the principal amount of the notes.

•	Your return on the notes is limited to the interest payments, regardless of any appreciation in the prices of the Basket Components. — You will not receive a payment at maturity with a value greater than your principal amount plus the final interest payment. Accordingly, an investment in the notes may return less than an investment in the Basket Components.

•	Any increase in the price of one or more Basket Components may be offset by decreases in the price of one or more other Basket Components. — The price of one or more Basket Components may increase while the price of one or more of the other Basket Components decreases. Therefore, in determining the value of the Basket at any time, increases in the price of one Basket Component may be moderated, or wholly offset, by decreases in the price of one or more other Basket Components. Because the issuer of each Basket Component operates in the technology sector, it is possible that the prices of several, or even all, of the Basket Components will decline simultaneously.

•	Your investment is subject to the credit risk of Bank of Montreal. — Our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay the amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

•	Potential conflicts. — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We or one or more of our affiliates may also engage in trading securities included in the Basket on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers. Any of these activities could adversely affect the value of the Basket and, therefore, the market value of, and the payments on, the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Basket or one or more of the Basket Components. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

•	Our initial estimated value of the notes is lower than the price to public. — Our initial estimated value of the notes is only an estimate, and is based on a number of factors. The price to public of the notes exceeds our initial estimated value, because costs associated with offering, structuring and hedging the notes are included in the price to public, but are not included in the estimated value. These costs include the underwriting discount and selling concessions, the profits that we and our affiliates expect to realize for assuming the risks in hedging our obligations under the notes and the estimated cost of hedging these obligations.

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•	Our initial estimated value does not represent any future value of the notes, and may also differ from the estimated value of any other party. — Our initial estimated value of the notes as of the pricing date is derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility of the Underlying Asset, dividend rates and interest rates. Different pricing models and assumptions could provide values for the notes that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the pricing date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the pricing date, the value of the notes could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth in this pricing supplement and the product supplement. These changes are likely to impact the price, if any, at which we or BMOCM would be willing to purchase the notes from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which we or our affiliates would be willing to buy the notes in any secondary market at any time.

•	The terms of the notes were not determined by reference to the credit spreads for our conventional fixed-rate debt. — To determine the terms of the notes, we used an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the notes are less favorable to you than if we had used a higher funding rate.

•	Certain costs are likely to adversely affect the value of the notes. — Absent any changes in market conditions, any secondary market prices of the notes will likely be lower than the price to public. This is because any secondary market prices will likely take into account our then-current market credit spreads, and because any secondary market prices are likely to exclude all or a portion of the agent’s commission and the hedging profits and estimated hedging costs that are included in the price to public of the notes and that may be reflected on your account statements. In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs. As a result, the price, if any, at which BMOCM or any other party may be willing to purchase the notes from you in secondary market transactions, if at all, will likely be lower than the price to public. Any sale that you make prior to the maturity date could result in a substantial loss to you.

•	Owning the notes is not the same as owning the Basket Components. — The return on the notes will not reflect the return you would realize if you actually owned the Basket Components and held that investment for a similar period. The notes may trade quite differently from the Basket Components. Changes in the prices of the Basket Components may not result in comparable changes in the market value of the notes. Even if the prices of the Basket Components increase during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent. It is also possible for the market value of the notes to decrease while the prices of the Basket Components increase. In addition, any dividends or other distributions paid on the Basket Components will not be reflected in the amount payable on the notes.

•	You will not have any rights to the Basket Components. — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Basket Components would have.

•	Lack of liquidity. — The notes will not be listed on any securities exchange. BMOCM may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade the notes is likely to depend on the price, if any, at which BMOCM is willing to buy the notes.

•	Hedging and trading activities. — We or any of our affiliates may carry out hedging activities related to the notes, including purchasing or selling the Basket Components, or futures or options relating to the Basket Components, or other derivative instruments with returns linked or related to changes in the performance of the Basket Components. We or our affiliates may also engage in trading relating to the Basket Components from time to time. Any of these hedging or trading activities on or prior to the pricing date or during the term of the notes could affect whether the notes are automatically called, or could adversely affect our payment to you at maturity.

•	Many economic and market factors will influence the value of the notes. — In addition to the prices of the Basket Components and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, and which are described in more detail in the product supplement.

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•	You must rely on your own evaluation of the merits of an investment linked to the Basket. — In the ordinary course of their businesses, our affiliates from time to time may express views on expected movements in the prices of one or more of the Basket Components. One or more of our affiliates have published, and in the future may publish, research reports that express views on one or more of the Basket Components. However, these views are subject to change from time to time. Moreover, other professionals who deal in the markets relating to the Basket Components at any time may have significantly different views from those of our affiliates. You are encouraged to derive information concerning the Basket Components from multiple sources, and you should not rely on the views expressed by our affiliates.

Neither the offering of the notes nor any views which our affiliates from time to time may express in the ordinary course of their businesses constitutes a recommendation as to the merits of an investment in the notes.

•	Significant aspects of the tax treatment of the notes are uncertain. — The tax treatment of the notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this pricing supplement.

The Internal Revenue Service has released a notice that may affect the taxation of holders of “prepaid forward contracts” and similar instruments. According to the notice, the Internal Revenue Service and the U.S. Treasury Department are actively considering whether the holder of such instruments should be required to accrue ordinary income on a current basis. While it is not clear whether the notes would be viewed as similar to such instruments, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax advisor as to the tax consequences of possible alternative characterizations of your note for U.S. federal income tax purposes.

Please read carefully the section entitled “Supplemental U.S. Federal Income Tax Considerations” in this pricing supplement, the section entitled “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations” in the accompanying product supplement, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, and the section entitled “United States Federal Income Taxation” in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

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Hypothetical Payments on the Notes at Maturity

The following table and examples illustrate the hypothetical payments at maturity on a $1,000 investment in the notes. The hypothetical payments set forth below are based on the Initial Level of 100 and the Buffer Percentage of 10.00% (the Buffer Level is 90% of the Initial Level). The hypothetical payments at maturity set forth below are for illustrative purposes only and may not be the actual returns applicable to investors in the notes. The numbers appearing in the following table and in the examples below have been rounded for ease of analysis.

These amounts do not include the interest payments on the notes. In addition, if the notes are automatically called, the hypothetical payments below will not be applicable, and you will receive the principal amount of the notes together with the final interest payment.

Hypothetical Observation Level on the Final Observation Date	Hypothetical Percentage Change	Payment at Maturity (Excluding Any Interest Payment)
200.00	100.00%	$1,000.00
150.00	50.00%	$1,000.00
120.00	20.00%	$1,000.00
110.00	10.00%	$1,000.00
105.00	5.00%	$1,000.00
102.00	2.00%	$1,000.00
100.00	0.00%	$1,000.00
95.00	-5.00%	$1,000.00
90.00	-10.00%	$1,000.00
89.99	-10.01%	$999.00
80.00	-20.00%	$900.00
75.00	-25.00%	$850.00
70.00	-30.00%	$800.00
50.00	-50.00%	$600.00
30.00	-70.00%	$400.00
0.00	-100.00%	$100.00

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the returns set forth in the table above are calculated.

Example 1: The level of the Basket decreases from the Initial Level of 100 to a hypothetical final Observation Level of 50, representing a Percentage Change of -50%. Because the hypothetical Observation Level of 50 is less than the Buffer Level, the investor will receive a payment of $600 per $1,000 in principal amount of the notes, calculated as follows:

$1,000 + [$1,000 x (-50%+10%)] = $600

Example 2: The level of the Basket decreases from the Initial Level of 100 to a hypothetical final Observation Level of 95, representing a Percentage Change of -5%. Although the Percentage Change is negative, because the hypothetical final Observation Level of 95 is greater than the Buffer Level, the investor will receive a payment of $1,000 per $1,000 in principal amount of the notes.

Example 3: The level of the Basket increases from the Initial Level of 1,000.00 to a hypothetical final Observation Level of 105, representing a Percentage Change of 5%. Because the hypothetical final Observation Level of 105 is greater than Buffer Level, the investor will receive a payment of $1,000 per $1,000 in principal amount of the notes.

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Supplemental U.S. Federal Income Tax Considerations

The following, together with the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement, is a general description of certain U.S. tax considerations relating to the notes. It does not purport to be a complete analysis of all tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the notes and receiving payments of interest, principal and/or other amounts under the notes. This summary is based upon the law as in effect on the date of this offering document and is subject to any change in law that may take effect after such date.

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement with respect to United States holders (as defined in the accompanying prospectus). It applies only to those holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus. This discussion applies only to holders that will purchase the notes upon original issuance and will hold the notes as capital assets for U.S. federal income tax purposes. It does not apply to holders subject to special rules including holders subject to Section 451(b) of the Code. In addition, the discussion below assumes that an investor in the notes will be subject to a significant risk that it will lose a significant amount of its investment in the notes. Bank of Montreal intends to treat any interest payments with respect to the notes as U.S. source income for U.S. federal income tax purposes.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN. BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

We will not attempt to ascertain whether any of the entities whose stock is included in the Basket would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code or a “U.S. real property holding corporation” within the meaning of Section 897 of the Code. If any of the entities whose stock is included in the Basket were so treated, certain adverse U.S. federal income tax consequences could possibly apply. You should refer to any available information filed with the SEC and other authorities by the entities whose stock is included in the Basket and consult your tax advisor regarding the possible consequences to you in this regard, if any.

Although the U.S. federal income tax treatment of the notes is uncertain, we intend to take the position, and the following discussion assumes, that the notes are properly treated as an investment unit consisting of (i) a non-contingent debt instrument subject to the rules governing short-term debt instruments (as described under “United States Federal Income Taxation — Tax Consequences to Holders of Our Debt Securities — Original Issue Discount — Short-Term Debt Securities” in the accompanying prospectus) issued by us to you (the “Short-Term Debt Portion”), and (ii) a Put Option. The balance of this disclosure assumes this treatment is proper and will be respected.

Pursuant to this treatment, 2.965% of each stated interest payment on the notes (7.68% in total) will be treated as an interest payment and 4.715% of each stated interest payment on the notes will be treated as payment for the Put Option for U.S. federal income tax purposes.

If your notes are properly treated as an investment unit consisting of a Short-Term Debt Portion and Put Option, it is likely that the Short-Term Debt Portion of your notes would be treated as having been issued for the principal amount of the notes and that interest payments on the notes would be treated in part as payments of interest and in part as payments for the Put Option. Amounts treated as interest would be subject to the rules governing short-term debt instruments (as described under “United States Federal Income Taxation — Tax Consequences to Holders of Our Debt Securities — Original Issue Discount — Short-Term Debt Securities” in the accompanying prospectus). Amounts treated as payment for the Put Option would be deferred and accounted for upon sale, redemption or maturity of the notes, as discussed below.

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If you were to receive a cash payment of the full principal amount of your notes upon the redemption or maturity of your notes, such payment would likely be treated as (i) payment in full of the principal amount of the Short-Term Debt Portion (which would not result in the recognition of gain or loss if you are an initial purchaser of your notes), and (ii) the lapse of the Put Option which would likely result in your recognition of short-term capital gain in an amount equal to the amount paid to you for the Put Option and deferred as described above. If you were to receive a cash payment upon the maturity of your notes (excluding cash received as a coupon) of less than the full principal amount of your notes, such payment would likely be treated as (i) payment in full of the principal amount of the Short-Term Debt Portion (which would not result in the recognition of gain or loss if you are an initial purchaser of your notes), and (ii) the cash settlement of the Put Option pursuant to which you paid to us an amount equal to the excess of the principal amount of your notes over the amount that you received upon the maturity of your notes (excluding cash received as a coupon) in order to settle the Put Option. If the aggregate amount paid to you for the Put Option and deferred as described above is greater than the amount you are deemed to have paid to us to settle the Put Option, you will likely recognize short-term capital gain in an amount that is equal to such excess. Conversely, if the amount paid to you for the Put Option and deferred as described above is less than the amount you are deemed to have paid to us to settle the Put Option, you will likely recognize short-term capital loss in an amount that is equal to such difference.

Upon the sale of your notes, you would be required to apportion the value of the amount you receive between the Short-Term Debt Portion and Put Option on the basis of the values thereof on the date of the sale. You would recognize gain or loss with respect to the Short-Term Debt Portion in an amount equal to the difference between (i) the amount apportioned to the Short-Term Debt Portion, and (ii) your adjusted U.S. federal income tax basis in the Debt Portion. Except to the extent attributable to accrued but unpaid interest with respect to the Short-Term Debt Portion, such gain or loss would be short-term capital gain or loss.

Upon the sale of your notes, the amount of cash that you receive that is apportioned to the Put Option (together with any amount of premium received in respect thereof and deferred as described above) would be treated as short-term capital gain. If the value of the Short-Term Debt Portion on the date of the sale of your notes is in excess of the amount you receive upon such sale, you would likely be treated as having made a payment (to the purchaser in the case of a sale) equal to the amount of such excess in order to extinguish your rights and obligations under the Put Option. In such a case, you would likely recognize short-term capital gain or loss in an amount equal to the difference between the premium you previously received in respect of the Put Option and the amount of the deemed payment made by you to extinguish the Put Option.

Alternative Treatments

There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, other treatments would also be reasonable and the Internal Revenue Service might assert that treatment other than that described above is more appropriate. For example, the Internal Revenue Service might assert that your notes should be treated as a single debt instrument as described in “United States Federal Income Taxation” in the accompanying prospectus. Pursuant to such characterization, the notes would generally be subject to the rules concerning short-term debt instruments as described under the heading “United States Federal Income Taxation — Tax Consequences to Holders of Our Debt Securities — Original Issue Discount — Short-Term Debt Securities” therein. It is also possible that you may be required to include the entire coupon in income when it is received. Further, your note may be characterized in whole or in part as a notional principal contract or as a different type of derivative contract.  In addition, if the term of your notes may exceed one year in the event of a market disruption event, your notes may be treated as notes with a term in excess of one year.  In such case, your notes would be subject to the rules described under “Where the Term of Your Notes Exceeds One Year” above.

In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of “prepaid forward contracts” and similar instruments.  According to the notice, the Internal Revenue Service and the U.S. Treasury Department are actively considering whether the holder of such instruments should be required to accrue ordinary income on a current basis.  While it is not clear whether the notes would be viewed as similar to such instruments, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  You should consult your tax advisor as to the tax consequences of possible alternative characterizations of your note for U.S. federal income tax purposes.

P-11

Backup Withholding and Information Reporting

Please see the discussion under “United States Federal Income Taxation — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

Non-United States Holders

The following discussion applies to non-United States holders of the notes.  You are a non-United States holder if you are a beneficial owner of a note and are for U.S. federal income tax purposes a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

As discussed above, the U.S. federal income tax treatment of the notes is uncertain and as a result, the institution through which you hold the notes may determine to withhold U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) in respect of interest payments made on the notes to a non-United States holder unless such payments are effectively connected with the conduct by the non-United States holder of a trade or business in the United States (in which case, to avoid withholding, the non-United States holder will be required to provide a Form W-8ECI). We will not pay any additional amounts in respect of such withholding. To claim benefits under an income tax treaty, a non-United States holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article, if applicable (which certification may generally be made on a Form W-8BEN or W-8BEN-E, or a substitute or successor form).  In addition, special rules may apply to claims for treaty benefits made by corporate non-United States holders.  A non-United States holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.  The availability of a lower rate of withholding or an exemption from withholding under an applicable income tax treaty will depend on the proper characterization of the interest payments under U.S. federal income tax laws and whether such treaty rate or exemption applies to such interest payments.  No assurance can be provided on the proper characterization of the interest payments for U.S. federal income tax purposes and, accordingly, no assurance can be provided on the availability of benefits under any income tax treaty.  Non-United States holders must consult their tax advisors in this regard.

Except as discussed below, you will generally not be subject to U.S. federal income or withholding tax on any gain upon the sale or maturity of the notes, provided that (i) you comply with applicable certification requirements, which certification may be made on a Form W-8BEN or W-8BEN-E (or a substitute or successor form) on which you certify, under penalties of perjury, that you are not a U.S. person and provide your name and address, (ii) your gain is not effectively connected with your conduct of a U.S. trade or business, and (iii) if you are a non-resident alien individual, you are not present in the U.S. for 183 days or more during the taxable year of the sale or maturity of the notes. In the case of (ii) above, you generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if you were a United States holder and, if you are a corporation, you may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of your earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.  Payments made to you may be subject to information reporting and to backup withholding unless you comply with applicable certification and identification requirements as to your foreign status.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-United States holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. Under current Internal Revenue Service guidance, withholding on “dividend equivalent” payments, if any, will not apply to notes that are issued as of the date of this offering document unless such notes are “delta-one” instruments. Based on our determination that the notes are not “delta-one” instruments, non-United States holders should not be subject to withholding on dividend equivalent payments, if any, under the notes. However, it is possible that the notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the underlying or the notes, and following such occurrence the notes could be treated as delta-one specified ELIs that are subject to withholding on dividend equivalent payments. Non-United States holders that enter, or have entered, into other transactions in respect of the underlying or the notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

P-12

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible.  Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the notes to become subject to withholding tax in addition to the withholding tax described above, we will withhold tax at the applicable statutory rate.  The Internal Revenue Service has also indicated that it is considering whether income in respect of instruments such as the notes should be subject to withholding tax. Prospective investors should consult their own tax advisors in this regard.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act imposes a 30% U.S. withholding tax on certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the U.S. Treasury Department substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, with such institution. The legislation also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity.

The U.S. Treasury Department and the IRS have announced that withholding on payments of gross proceeds from a sale or redemption of the notes will only apply to payments made after December 31, 2018. If we (or an applicable withholding agent) determine withholding is appropriate with respect to the notes, we (or such agent) will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding. Account holders subject to information reporting requirements pursuant to the Foreign Account Tax Compliance Act may include holders of the notes.  Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing the Foreign Account Tax Compliance Act may be subject to different rules.  Holders are urged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the notes.

P-13

Supplemental Plan of Distribution (Conflicts of Interest)

BMOCM will purchase the notes from us at a purchase price reflecting the commission set forth on the cover page of this pricing supplement. BMOCM has informed us that, as part of its distribution of the notes, it will reoffer the notes to other dealers who will sell them. Each such dealer, or each additional dealer engaged by a dealer to whom BMOCM reoffers the notes, will receive a commission from BMOCM, which will not exceed the commission set forth on the cover page. This commission includes a selling concession of up to 1.60% that we or one of our affiliates will pay to one or more dealers in connection with the distribution of the notes.

We will deliver the notes on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than two business days prior to the issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

We own, directly or indirectly, all of the outstanding equity securities of BMOCM, the agent for this offering. In accordance with FINRA Rule 5121, BMOCM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

You should not construe the offering of the notes as a recommendation of the merits of acquiring an investment linked to the Underlying Asset or as to the suitability of an investment in the notes.

BMOCM may, but is not obligated to, make a market in the notes. BMOCM will determine any secondary market prices that it is prepared to offer in its sole discretion.

We may use this pricing supplement in the initial sale of the notes. In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless BMOCM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by BMOCM in a market-making transaction.

For a period of approximately three months following issuance of the notes, the price, if any, at which we or our affiliates would be willing to buy the notes from investors, and the value that BMOCM may also publish for the notes through one or more financial information vendors and which could be indicated for the notes on any brokerage account statements, will reflect a temporary upward adjustment from our estimated value of the notes that would otherwise be determined and applicable at that time. This temporary upward adjustment represents a portion of (a) the hedging profit that we or our affiliates expect to realize over the term of the notes and (b) the underwriting discount and the selling concessions paid in connection with this offering. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month period.

No Prospectus (as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”)) will be prepared in connection with the notes. Accordingly, the notes may not be offered to the public in any member state of the European Economic Area (the “EEA”), and any purchaser of the notes who subsequently sells any of the notes in any EEA member state must do so only in accordance with the requirements of the Prospectus Directive, as implemented in that member state.

The notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the EEA. For these purposes, the expression “offer" includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (b) a customer, within the meaning of Insurance Distribution Directive 2016/97/EU, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in the Prospectus Directive. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared, and therefore, offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

P-14

Additional Information Relating to the Estimated Initial Value of the Notes

Our estimated initial value of the notes that is set forth on the cover page of this pricing supplement equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the notes, valued using our internal funding rate for structured notes; and

•	one or more derivative transactions relating to the economic terms of the notes.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions are derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the notes on the pricing date was determined based on the market conditions at that time.

P-15

The Basket Components

Companies with securities registered under the Exchange Act, are required to file financial and other information specified by the SEC periodically. Information provided to or filed with the SEC can be inspected or copied at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, information provided to or filed with the SEC by the issuers of each Basket Component under the Exchange Act can be located through the SEC’s website at http://www.sec.gov.

This pricing supplement relates only to the notes offered hereby and does not relate to any Basket Components or other securities of any issuer of each Basket Component. We derived all disclosures in this pricing supplement regarding the issuers of each Basket Component from publicly available documents described in the preceding paragraph. In connection with the offering of the notes, neither we nor any of our affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to the issuer of any Basket Component. Neither we nor any of our affiliates has made any independent investigation as to whether such publicly available documents or any other publicly available information regarding the issuer of any Basket Component is current, accurate or complete. None of such documents shall be deemed to be incorporated by reference into this pricing supplement.

Neither we nor our affiliates takes any responsibility for the selection of the Basket and the identity of the Basket Components or otherwise endorses those stocks, and none of those companies makes any representation as to the future performance of any Basket Component or the Basket.

P-16

Alphabet Inc.

Alphabet Inc., through its subsidiaries, provides web-based search, advertisements, maps, software applications, mobile operating systems, consumer content, enterprise solutions, commerce, and hardware products. Its Class A common stock is traded on the Nasdaq Stock Market (“Nasdaq”) under the symbol “GOOGL.”

Historical Information of the Class A Common Stock of Alphabet Inc.

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2008 through the pricing date.

		High (in $)	Low (in $)
2008	First Quarter	343.00	207.01
	Second Quarter	297.74	223.64
	Third Quarter	277.84	190.68
	Fourth Quarter	206.06	128.84

2009	First Quarter	189.57	141.51
	Second Quarter	222.38	177.22
	Third Quarter	249.77	198.51
	Fourth Quarter	311.63	242.52

2010	First Quarter	313.68	263.47
	Second Quarter	297.94	222.69
	Third Quarter	265.46	218.25
	Fourth Quarter	313.88	261.43

2011	First Quarter	320.12	278.82
	Second Quarter	296.19	237.67
	Third Quarter	311.53	245.70
	Fourth Quarter	323.26	248.00

2012	First Quarter	334.46	284.33
	Second Quarter	325.82	279.80
	Third Quarter	378.62	285.52
	Fourth Quarter	384.40	323.90

2013	First Quarter	419.75	351.78
	Second Quarter	458.39	383.05
	Third Quarter	462.79	423.86
	Fourth Quarter	560.90	427.25

2014	First Quarter	610.68	551.15
	Second Quarter	585.93	518.00
	Third Quarter	605.40	571.81
	Fourth Quarter	587.78	498.16

2015	First Quarter	581.44	497.06
	Second Quarter	573.66	532.74
	Third Quarter	699.62	541.70
	Fourth Quarter	793.96	642.00

2016	First Quarter	780.91	701.02
	Second Quarter	787.68	681.14
	Third Quarter	815.95	704.89
	Fourth Quarter	835.74	753.22

2017	First Quarter	872.37	807.77
	Second Quarter	1,004.28	839.88
	Third Quarter	998.31	919.46
	Fourth Quarter	1,085.09	966.78

2018	First Quarter	1,187.56	1,005.18
	Second Quarter	1,184.07	1,009.95
	Third Quarter (through the pricing date)	1,285.50	1,116.28

P-17

Amazon.com, Inc.

Amazon.com, Inc. is an online retailer that offers a wide range of products. The company products include books, music, videotapes, computers, electronics, home and garden, and numerous other products. The company offers personalized shopping services, Web-based credit card payment, and direct shipping to customers. Its common stock is traded on Nasdaq under the symbol “AMZN.”

Historical Information of the Common Stock of Amazon.com, Inc.

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2008 through the pricing date.

		High (in $)	Low (in $)
2008	First Quarter	96.25	62.43
	Second Quarter	84.51	71.99
	Third Quarter	88.09	63.35
	Fourth Quarter	69.58	35.03

2009	First Quarter	75.58	48.44
	Second Quarter	87.56	73.50
	Third Quarter	93.85	75.63
	Fourth Quarter	142.25	88.67

2010	First Quarter	136.55	116.00
	Second Quarter	150.09	108.61
	Third Quarter	160.73	109.14
	Fourth Quarter	184.76	153.03

2011	First Quarter	191.25	160.97
	Second Quarter	206.07	178.34
	Third Quarter	241.69	177.79
	Fourth Quarter	246.71	173.10

2012	First Quarter	205.44	175.93
	Second Quarter	231.90	185.50
	Third Quarter	261.68	215.36
	Fourth Quarter	261.50	220.64

2013	First Quarter	283.99	253.39
	Second Quarter	281.76	248.23
	Third Quarter	318.12	280.93
	Fourth Quarter	404.39	298.23

2014	First Quarter	407.05	336.52
	Second Quarter	342.99	288.32
	Third Quarter	360.84	307.06
	Fourth Quarter	338.64	287.06

2015	First Quarter	387.83	286.95
	Second Quarter	445.99	370.26
	Third Quarter	548.39	429.70
	Fourth Quarter	693.97	520.72

2016	First Quarter	636.99	482.07
	Second Quarter	728.24	586.14
	Third Quarter	837.31	725.68
	Fourth Quarter	844.36	719.07

2017	First Quarter	886.54	753.67
	Second Quarter	1,011.34	884.67
	Third Quarter	1,052.80	938.60
	Fourth Quarter	1,195.83	957.10

2018	First Quarter	1,598.39	1,189.01
	Second Quarter	1,750.08	1,371.99
	Third Quarter (through the pricing date)	1,863.61	1,693.96

P-18

Apple Inc.

Apple Inc. designs, manufactures, and markets personal computers and related personal computing and mobile communication devices along with a variety of related software, services, peripherals, and networking solutions. The company sells its products worldwide through its online stores, its retail stores, its direct sales force, third-party wholesalers, and resellers. Its common stock is traded on Nasdaq under the symbol “AAPL.”

Historical Information of the Common Stock of Apple Inc.

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2008 through the pricing date.

		High (in $)	Low (in $)
2008	First Quarter	27.85	17.02
	Second Quarter	27.14	21.02
	Third Quarter	25.67	15.04
	Fourth Quarter	15.86	11.50

2009	First Quarter	15.70	11.17
	Second Quarter	20.67	15.53
	Third Quarter	26.59	19.34
	Fourth Quarter	30.23	25.82

2010	First Quarter	33.69	27.43
	Second Quarter	39.17	33.69
	Third Quarter	41.78	34.31
	Fourth Quarter	46.50	39.81

2011	First Quarter	51.88	46.67
	Second Quarter	50.44	45.05
	Third Quarter	59.06	49.03
	Fourth Quarter	60.32	51.93

2012	First Quarter	88.23	58.75
	Second Quarter	90.89	75.73
	Third Quarter	100.30	82.13
	Fourth Quarter	95.96	72.71

2013	First Quarter	78.43	60.01
	Second Quarter	66.26	55.79
	Third Quarter	72.53	58.46
	Fourth Quarter	81.44	68.71

2014	First Quarter	79.62	71.35
	Second Quarter	94.25	73.99
	Third Quarter	103.30	93.08
	Fourth Quarter	119.00	96.26

2015	First Quarter	133.00	105.99
	Second Quarter	132.65	124.25
	Third Quarter	132.07	103.12
	Fourth Quarter	122.57	105.26

2016	First Quarter	109.56	93.42
	Second Quarter	112.10	90.34
	Third Quarter	115.57	94.99
	Fourth Quarter	118.25	105.71

2017	First Quarter	144.12	116.02
	Second Quarter	156.10	140.68
	Third Quarter	164.05	142.73
	Fourth Quarter	176.42	153.48

2018	First Quarter	181.72	155.15
	Second Quarter	193.98	162.32
	Third Quarter (through the pricing date)	194.82	183.92

P-19

Facebook, Inc.

Facebook, Inc. operates a social networking website. The company website allows people to communicate with their family, friends, and co-workers. The company develops technologies that facilitate the sharing of information, photographs, website links, and videos. The company’s users have the ability to share and restrict information based on their own specific criteria. Its common stock is traded on Nasdaq under the symbol “FB.”

Historical Information of the Common Stock of Facebook, Inc.

The following table sets forth the high and low closing prices of this Basket Component from the second quarter of 2012 (when they commenced trading) through the pricing date.

		High (in $)	Low (in $)
2012	Second Quarter	90.89	75.73
	Third Quarter	100.30	82.13
	Fourth Quarter	95.96	72.71

2013	First Quarter	78.43	60.01
	Second Quarter	66.26	55.79
	Third Quarter	72.53	58.46
	Fourth Quarter	81.44	68.71

2014	First Quarter	79.62	71.35
	Second Quarter	94.25	73.99
	Third Quarter	103.30	93.08
	Fourth Quarter	119.00	96.26

2015	First Quarter	133.00	105.99
	Second Quarter	132.65	124.25
	Third Quarter	132.07	103.12
	Fourth Quarter	122.57	105.26

2016	First Quarter	109.56	93.42
	Second Quarter	112.10	90.34
	Third Quarter	115.57	94.99
	Fourth Quarter	118.25	105.71

2017	First Quarter	144.12	116.02
	Second Quarter	156.10	140.68
	Third Quarter	164.05	142.73
	Fourth Quarter	176.42	153.48

2018	First Quarter	181.72	155.15
	Second Quarter	193.98	162.32
	Third Quarter (through the pricing date)	217.50	176.26

P-20

Netflix Inc.

Netflix Inc. is an Internet subscription service for watching television shows and movies. Subscribers can watch unlimited television shows and movies streamed over the Internet to their televisions, computers, and mobile devices and in the United States, subscribers can receive standard definition DVDs and Blu-ray Discs delivered to their homes. Its common stock is traded on Nasdaq under the symbol “NFLX.”

Historical Information of the Common Stock of Netflix Inc.

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2008 through the pricing date.

		High (in $)	Low (in $)
2008	First Quarter	5.45	3.11
	Second Quarter	5.81	3.72
	Third Quarter	4.71	3.82
	Fourth Quarter	4.29	2.56

2009	First Quarter	6.20	4.22
	Second Quarter	7.09	5.30
	Third Quarter	6.82	5.53
	Fourth Quarter	8.73	6.37

2010	First Quarter	10.72	7.02
	Second Quarter	18.12	10.71
	Third Quarter	24.38	14.00
	Fourth Quarter	29.41	21.33

2011	First Quarter	35.36	25.41
	Second Quarter	39.10	32.59
	Third Quarter	42.68	16.17
	Fourth Quarter	17.61	9.12

2012	First Quarter	18.46	10.32
	Second Quarter	16.28	8.95
	Third Quarter	12.14	7.68
	Fourth Quarter	13.67	8.01

2013	First Quarter	28.06	13.14
	Second Quarter	34.77	23.29
	Third Quarter	44.86	31.56
	Fourth Quarter	54.37	41.20

2014	First Quarter	65.00	46.96
	Second Quarter	64.10	44.89
	Third Quarter	69.20	60.27
	Fourth Quarter	66.69	45.21

2015	First Quarter	69.00	45.55
	Second Quarter	97.31	59.02
	Third Quarter	126.45	93.51
	Fourth Quarter	130.93	97.32

2016	First Quarter	117.68	82.79
	Second Quarter	111.51	85.33
	Third Quarter	100.09	85.84
	Fourth Quarter	128.35	99.50

2017	First Quarter	148.06	127.49
	Second Quarter	165.88	139.76
	Third Quarter	189.08	146.17
	Fourth Quarter	202.68	177.01

2018	First Quarter	331.44	201.07
	Second Quarter	416.76	280.29
	Third Quarter (through the pricing date)	418.97	357.32

P-21

NVIDIA Corporation

NVIDIA Corporation designs, develops, and markets three dimensional (3D) graphics processors and related software. The company offers products that provide interactive 3D graphics to the mainstream personal computer market. Its common stock is traded on Nasdaq under the symbol “NVDA.”

Historical Information of the Common Stock of NVIDIA Corporation

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2008 through the pricing date.

		High (in $)	Low (in $)
2008	First Quarter	33.01	17.66
	Second Quarter	24.85	17.91
	Third Quarter	18.75	9.29
	Fourth Quarter	10.41	5.90

2009	First Quarter	10.56	7.21
	Second Quarter	12.30	8.40
	Third Quarter	16.47	10.09
	Fourth Quarter	18.13	11.96

2010	First Quarter	18.88	15.39
	Second Quarter	18.01	10.21
	Third Quarter	12.28	8.88
	Fourth Quarter	15.11	10.70

2011	First Quarter	25.69	15.77
	Second Quarter	20.50	15.41
	Third Quarter	16.15	11.73
	Fourth Quarter	15.82	11.81

2012	First Quarter	16.45	13.52
	Second Quarter	15.33	11.73
	Third Quarter	14.81	12.37
	Fourth Quarter	13.62	11.38

2013	First Quarter	13.16	11.98
	Second Quarter	14.92	12.13
	Third Quarter	16.00	14.09
	Fourth Quarter	16.22	14.54

2014	First Quarter	18.88	15.36
	Second Quarter	19.61	17.98
	Third Quarter	20.03	17.46
	Fourth Quarter	21.14	16.79

2015	First Quarter	23.47	19.14
	Second Quarter	22.76	20.11
	Third Quarter	24.65	19.31
	Fourth Quarter	33.75	24.17

2016	First Quarter	35.76	25.22
	Second Quarter	48.49	34.76
	Third Quarter	68.52	46.66
	Fourth Quarter	117.32	65.35

2017	First Quarter	119.13	97.67
	Second Quarter	159.94	95.49
	Third Quarter	187.55	139.33
	Fourth Quarter	216.96	179.00

2018	First Quarter	250.48	199.35
	Second Quarter	266.91	214.25
	Third Quarter (through the pricing date)	254.84	236.84

P-22

Tesla Inc.

Tesla Inc. designs, manufactures, and sells high-performance electric vehicles and electric vehicle powertrain components. The company owns its sales and service network, and sells electric powertrain components to other automobile manufacturers. Its common stock is traded on Nasdaq under the symbol “TSLA.”

Historical Information of the Common Stock of Tesla Inc.

The following table sets forth the high and low closing prices of this Basket Component from the second quarter of 2010 (when they commenced trading) through the pricing date.

		High (in $)	Low (in $)
2010	Second Quarter	23.89	23.83
	Third Quarter	21.98	15.80
	Fourth Quarter	35.47	20.05

2011	First Quarter	28.45	21.83
	Second Quarter	30.14	24.65
	Third Quarter	29.73	21.95
	Fourth Quarter	34.94	23.66

2012	First Quarter	37.94	22.79
	Second Quarter	38.01	27.56
	Third Quarter	35.96	26.10
	Fourth Quarter	35.28	27.33

2013	First Quarter	39.48	32.91
	Second Quarter	110.30	40.50
	Third Quarter	193.42	109.10
	Fourth Quarter	193.00	120.50

2014	First Quarter	254.84	139.34
	Second Quarter	240.06	178.59
	Third Quarter	286.04	215.40
	Fourth Quarter	260.62	197.81

2015	First Quarter	220.99	185.00
	Second Quarter	268.79	187.59
	Third Quarter	282.26	218.87
	Fourth Quarter	247.57	206.93

2016	First Quarter	238.32	143.67
	Second Quarter	265.42	193.15
	Third Quarter	234.79	194.47
	Fourth Quarter	219.74	181.45

2017	First Quarter	280.98	216.99
	Second Quarter	383.45	295.00
	Third Quarter	385.00	308.83
	Fourth Quarter	359.65	299.26

2018	First Quarter	357.42	257.78
	Second Quarter	370.83	252.48
	Third Quarter (through the pricing date)	335.07	297.43

P-23

Twitter, Inc.

Twitter, Inc. provides online social networking and microblogging service. The company offers users the ability to follow other users’ activity, read, and post tweets. Its common stock is traded on the New York Stock Exchange under the symbol “TWTR.”

Historical Information of the Common Stock of Twitter, Inc.

The following table sets forth the high and low closing prices of this Basket Component from the fourth quarter of 2013 (when they commenced trading) through the pricing date.

		High (in $)	Low (in $)
2013	Fourth Quarter	73.31	26.00

2014	First Quarter	69.00	44.43
	Second Quarter	46.98	30.50
	Third Quarter	53.00	36.87
	Fourth Quarter	55.42	35.13

2015	First Quarter	51.47	36.38
	Second Quarter	52.87	34.21
	Third Quarter	36.72	24.38
	Fourth Quarter	31.34	22.14

2016	First Quarter	22.56	14.31
	Second Quarter	17.75	14.01
	Third Quarter	23.72	15.77
	Fourth Quarter	24.87	16.30

2017	First Quarter	18.72	14.54
	Second Quarter	19.49	14.29
	Third Quarter	20.53	15.75
	Fourth Quarter	25.20	17.09

2018	First Quarter	36.60	22.16
	Second Quarter	46.76	27.54
	Third Quarter (through the pricing date)	46.65	42.17

P-24

Validity of the Notes

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Senior Indenture, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the notes, the notes will have been validly executed and issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to the following limitations (i) the enforceability of the Senior Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Senior Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Senior Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Senior Debt Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated April 27, 2017, which has been filed as Exhibit 5.3 to Bank of Montreal’s Form 6-K filed with the SEC and dated April 27, 2017.

In the opinion of Morrison & Foerster LLP, when the pricing supplement has been attached to, and duly notated on, the master note that represents the notes, and the notes have been issued and sold as contemplated by the prospectus supplement and the prospectus, the notes will be valid, binding and enforceable obligations of Bank of Montreal, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on Bank of Montreal and other sources as to certain factual matters, all as stated in the legal opinion dated April 27, 2017, which has been filed as Exhibit 5.4 to Bank of Montreal’s Form 6-K dated April 27, 2017.

P-25